Exhibit 3

FORM OF FIRST AMENDMENT TO REGISTRATION RIGHTS AGREEMENT

THIS FIRST AMENDMENT (this “Amendment”) dated as of February __, 2013 (the “Effective Date”) to the Registration Rights Agreement entered into as of the 14th day of August, 2008, (as amended, restated, supplemented or otherwise modified prior to date hereof, the “Agreement”) by and among Global Ship Lease, Inc. (formerly GSL Holdings, Inc.), a Marshall Islands corporation (the “Company”) and each of the undersigned parties listed under Insiders on the signature pages thereto.

PRELIMINARY STATEMENTS

WHEREAS:

(A)	The Company and the Insiders entered into the Agreement to provide the Insiders with certain rights relating to registration of certain shares of the Company’s Common Stock;

(B)	The Company and the undersigned Insiders desire to amend certain provisions of the Agreement; and

(C)	The Company acknowledges and agrees that as of the date hereof the Company has not effected any Demand Registrations under clause (ii) of Section 2.1.1.

NOW THEREFORE, in consideration of the mutual promises and covenants set forth below and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the Company and the undersigned Insiders hereto hereby agree as follows:

SECTION 1.   Definitions.  Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Agreement.

SECTION 2.   Amendments.  The Agreement is hereby amended as follows:

2.1           Section 1 of the Agreement is hereby amended by inserting the following new definitions in Section 1 in the appropriate alphabetical order:

“Assignment” means the Assignment and Acceptance Agreements, dated as of August 11, 2008, by and between Marathon and CMA. ”

“Marathon” means Marathon Acquisition Corp.”

2.2           Section 1 of the Agreement is amended by deleting the definition of “CMA Shares” in its entirety and substituting the following therefor:

“CMA Shares” means the (i) 19,153,650 shares of Class A Common Stock acquired by CMA pursuant to the Mergers (including upon conversion of any shares of Class C Common Stock acquired by CMA pursuant to the Mergers), (ii) 3,934,050 shares of Class B Common Stock acquired by CMA pursuant to the Mergers  and (iii) an aggregate of 1,325,000 shares of Class A Common Stock acquired by CMA pursuant to the Assignments; provided, that any such CMA Shares shall cease to be CMA Shares when: (a) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act (as defined below) and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (b) such securities shall have been otherwise transferred pursuant to Rule 144 of the Securities Act (or any similar provisions thereunder, but not Rule 144A), and new certificates for them not bearing a legend restricting further transfer shall have been delivered by

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the Company and subsequent public distribution of them shall not require registration under the Securities Act; or (c) such securities shall have ceased to be outstanding.”

2.3           Section 1 of the Agreement is amended by amending the definition of “Permitted Transferee” by deleting the “and” before clause (v) of the such definition and by inserting the following text between the words “Immediate Family Member”  and the “.” at the end of clause (v) of such definition:

“; and (vi) any of an Insider’s or its Affiliate’s lenders (including any administrative, security or collateral agent, as agent for certain of the Insider’s or its Affiliate’s lenders) in respect of any Insider Shares and/or Insider Securities pledged as collateral security to such lenders or such agents for the benefit of such lenders and any purchaser of such pledged Insider Shares or Insider Securities, upon foreclosure or other exercise of remedies as to such collateral security by such lenders or agents”

2.4           Section 3.1.1 of the Agreement is amended by deleting the first word (“The”) of Section 3.1.1and substituting the following therefor:

“Subject to the last sentence of this Section 3.1.1, the”

2.5           Section 3.1.1 of the Agreement is amended by inserting the following sentences as new sentences at the end of Section 3.1.1:

In the event that the CMA Shares have been pledged by the Insiders or holders of such CMA Shares as collateral for secured indebtedness, the applicable Insiders or the holders of such CMA Shares shall provide to the Company a notice of the pledge and the name of the applicable lenders or agents in respect of such indebtedness and pledge.  If the Company has received notice of a pledge of the CMA Shares, until such time as the Company receives notice from the applicable lenders or agents that the applicable lenders or the applicable agents for such lenders have terminated or cancelled such pledge or otherwise released such CMA Shares as collateral, the Company shall not file a Registration Statement pursuant to a demand made under Section 2.1.1(ii) in respect of such pledged CMA Shares or include such pledged CMA Shares in any Registration Statement unless the applicable administrative agent, security agent or collateral agent consents in writing to such filing or to the inclusion of such pledged CMA Shares in a Registration Statement.

2.6           Section 6.1 of the Agreement is amended by deleting Section 6.1 in its entirety and substituting the following therefor:

“6.1           Assignment; Third Party Beneficiaries.  This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.  This Agreement shall be binding on any successor of the Company.  This Agreement and the rights, duties and obligations of the holders of Insider Securities (including, without limitation, the Insiders) hereunder may be freely assigned or delegated by such holder of Insider Securities to any transferee including, without limitation, any Permitted Transferee of such Insider or holder, provided that the applicable transfer of such Insider Securities does not violate applicable securities laws.  Subject to the preceding sentence, this Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the holders of Insider Securities and the respective successors and assigns of the Insiders or any holder of the Insider Securities, including without limitation, any Permitted Transferees of the Insiders or any holder of the Insider Securities.  This Agreement is not intended to confer any rights or benefits on any persons that are not a party hereto other than (i) the Security Agent under the Pledge and Security Agreement dated as of February __ 2013 as amended from time to time in respect of Section 6.6, (ii) as expressly set forth in Section 4, and (iii) as contemplated in this Section 6.1.  The Security Agent shall be entitled to enforce Section 6.6 in respect of the proviso set forth in Section 6.6”

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2.7           Section 6.2 of the Agreement is amended by inserting the following text at the end of such Section 6.2:

“To a Permitted Transferee or assign of an Insider or a holder of Insider Securities, to such address as such party shall have specified most recently by written notice to the Company provided in accordance with this Section 6.2 and with a copy to any party identified in such notice.”

2.8           Section 6.6 of the Agreement is amended by inserting the following text at the end of such Section 6.6:

“provided, however, none of (i) the rights or obligations of CMA (or its permitted transferees (including its Permitted Transferees) or assigns) under this Agreement, (ii) Section 6.1, or (iii) this Section 6.6 shall be amended, modified, supplemented or terminated without the prior written consent of the Security Agent under the Pledge and Security Agreement dated as of February __, 2013, as amended from time to time.”

SECTION 3.   No Other Amendments.

3.1           Except as specifically provided herein, the Agreement shall remain in full force and effect.

3.2           Except as expressly set forth herein, this Amendment shall not alter, modify, amend or in any way affect any of the terms, obligations, covenants or agreements contained in the Agreement.  This Amendment shall apply and be effective only following the Effective Date and only with respect to the terms and provisions of the Agreement specifically referred to herein.  After the Effective Date, any reference in any document to the Agreement shall mean the Agreement as amended by this Amendment, and this Amendment and the Agreement shall be read together and construed as a single instrument, and in the event and to the extent that there is any inconsistency between any of the terms and conditions of this Amendment and the Agreement, the terms and conditions of this Amendment shall govern.

SECTION 4.   Governing Law.  This Amendment shall be governed by, interpreted and construed and enforced in accordance with and subject to, the laws of the State of New York, applicable to contracts formed and to be performed entirely within the State of New York, without regard to the conflicts of law provisions thereof to the extent such principles or rules would require or permit application of the laws of another jurisdiction.

SECTION 5.   Counterparts.  This Amendment may be executed in multiple counterparts, each of which shall be deemed an original, and all of which when taken together shall constitute one and the same instrument.

SECTION 6.   Titles and Headings.  Titles and headings of Sections in this Amendment are for convenience only and shall not affect the construction or interpretation of any provisions of this Amendment.

SECTION 7.   Modifications  and Amendments.  No amendment, modification or termination of this Amendment shall be binding upon any party unless executed in writing by such party.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized as of the date first written above.

GLOBAL SHIP LEASE, INC. (formerly GSL
HOLDINGS, INC.)

By:
Name:
Title:

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INSIDERS:

CMA CGM

By:
Name:
Title:

CMA CGM
4, Quai d’Arenc 13235
Marseille cedex 02
FRANCE

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